Exhibit 99.1

RENTECH, INC.

For Immediate Release

Rentech Announces Plan for First Commercial Ultra-Clean Synthetic Fuels Plant that will Lower Costs and Reduce Carbon Emissions

Management Conference Call at 9:00 AM PST

LOS ANGELES (December 4, 2007) – Rentech, Inc. (AMEX: RTK) announced today that the Company will build its first commercial synthetic fuels plant utilizing the Rentech Process at the site of its proposed Strategic Fuels and Chemicals Complex in Adams County, Mississippi near the city of Natchez (“Natchez”), rather than at its existing fertilizer plant in East Dubuque, Illinois.

Rentech purchased Rentech Energy Midwest Corporation (“REMC”), an ammonia nitrogen fertilizer facility, in East Dubuque, Illinois, in April 2006, with plans to improve the economics of the facility by converting the feedstock from natural gas to coal using gasification technology and then using the excess capacity in those gasifiers to run a commercial scale Rentech reactor.

The plan to build Rentech’s first commercial scale reactor at Natchez is being driven by several factors including: the uncertainty surrounding proposed greenhouse gas legislation which could increase operating costs at REMC post-conversion; strong pricing and demand for fertilizer products at REMC; and recent changes in the relative economics for coal gasification versus natural gas feedstock at REMC as a result of stabilized natural gas prices and rising construction costs.

The move to Natchez will enable the Company to build and operate a full commercial scale reactor at a lower overall capital cost than the proposed REMC conversion, to lower emissions of carbon dioxide through carbon capture and sequestration, and to achieve design, cost and efficiency improvements in the overall Natchez project.

The Natchez facility, which will help meet the nation’s growing need for clean-burning, alternative transportation fuels, will now be built in two phases. The Company is targeting to complete Phase 1, the production of 1,600 barrels per day, in 2011 or earlier. The Company’s preliminary estimate is that Phase 1 will cost less than half the cost of the previously announced plan to convert the REMC facility. Rentech is targeting to produce an additional 28,000 barrels per day during Phase 2 of the Natchez project.

“We are pleased that we have an alternative site which, under current market and public policy conditions, is ideally suited for the commercial scale up of the Rentech Process,’’ said D. Hunt Ramsbottom, President and CEO of Rentech. “By redirecting our initial production efforts to our Natchez facility, we can preserve the enhanced value of REMC resulting from the dramatically improved market conditions for the products produced there, lower our capital costs and reduce our carbon footprint.”

Using the patented Rentech Process, Natchez Phase 1 will be designed to use coal or petroleum coke together with at least 5% (as measured by energy content) of biomass as the gasification feedstock. In addition, the captured carbon dioxide that will be produced at this facility is designated to be sold under an existing long-term agreement with Denbury Resources for enhanced oil recovery in the region. With the carbon capture and sequestration plan as well as a biomass blend, the carbon dioxide emissions from the production of fuels at Natchez Phase 1 are expected to be substantially lower than those generated in the production of petroleum-derived fuels. The Company believes the fuels produced at this facility will be among the most greenhouse gas friendly fuels available in the country.

Rentech will continue to pursue its permitting efforts at REMC. Receipt of the permits is one of the factors that will enable the Company to move forward with the REMC conversion in the event that market and public policy factors change, such as construction of the Midwestern Governors Association’s proposed carbon dioxide pipeline.

Rentech also plans to continue pursuing grants from the Federal Government and State of Illinois for a proposed biomass energy technology center at REMC. The proposed center would focus on the development and production of advanced bio-fuels and/or bio-fertilizer and is expected to include the installation of biomass gasification technologies at the REMC site.

John Diesch, President of REMC stated, “We are looking forward to continuing to work with the State of Illinois, including the Department of Commerce and Economic Opportunity, Jo Daviess County, and the Food for the Future Coalition to maintain and improve REMC, which is a significant asset for East Dubuque and the surrounding agricultural community.’’

As a result of the shift to the Natchez site, Rentech expects to incur a non-cash charge of approximately $30 million, which is net of payments received from third parties of approximately $10 million, in the fourth quarter of fiscal year 2007 related to costs of the REMC conversion through fiscal year 2007. Rentech also expects to incur additional costs related to the REMC conversion of approximately $8 million in the first quarter of fiscal year 2008.

Rentech’s senior management will discuss the changes in the Company’s project plan during a conference call to be held this morning at 9:00 a.m. PST (12:00 p.m. EST). Callers may listen to the live presentation, which will be followed by a question and answer segment by dialing: US 1-866-550-6338 or international callers
1-347-284-6930, and the pass code 8042986. The call will also be audio webcast and available at http://phx.corporate-ir.net/phoenix.zhtml?c=66629&p=irol-presentations. A replay of the teleconference will be available from 7:00 p.m. EST on December 4 through midnight EST December 11 by dialing US 1-888-203-1112 or 1-719-457-0820, pass code 8042986. Interested parties may also access the webcast replay at http://phx.corporate-ir.net/phoenix.zhtml?c=66629&p=irol-presentations.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company has developed and patented the Rentech Process which transforms under-utilized domestic energy resources into valuable and clean alternative fuels and chemicals. These energy resources include coal, petroleum coke, biomass and municipal solid waste.

Safe Harbor

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company's proposed clean synthetic fuels and chemicals complex in Adams County, Mississippi, including the project design, estimated timeline and cost, its production levels and use of carbon dioxide generated from the project, as well as plans for its fertilizer plant in East Dubuque, Illinois. These statements are based on management's current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include the ability of Rentech to have the financial means to build the proposed project; the suitability of the proposed site for the project; and other factors set forth in the Company's press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech's web site at www.rentechinc.com. The forward-looking statements in this press release are made as of December 4, 2007, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341 or by email at ir@rentk.com.